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                                                                     EXHIBIT 4.5



                             PICTURETEL CORPORATION


                      NON-STATUTORY STOCK OPTION AGREEMENT


        1. Grant of Option.

              PictureTel Corporation, a Delaware corporation (the "Company"), hereby grants to Mr. Robert Byrnes (the "Executive"), an option to purchase an aggregate of 250,000 shares of authorized but not issued Common Stock of the Company, $.01 par value ("Common Stock") (hereinafter referred to as the "Option"), at a price of $4.375 per share, purchasable as set forth in and subject to the terms and conditions of this Stock Option Agreement (the "Agreement"). The Option is intended to be a non-statutory stock option and the purchase price of the Option is 100% of the fair market value per share of the Common Stock on the Grant Date. The date of grant of this Option is December 6, 1999 (hereinafter referred to as the "Grant Date") and the date ending twelve
(12) months thereafter and each subsequent three (3) month period thereafter is hereinafter referred to as "First Exercise Date", "Second Exercise Date", "Third Exercise Date", etc.

              In granting this Option, the Committee has determined that the Option will advance the interests of PictureTel Corporation by enhancing its ability to (a) attract and retain an executive who is in a position to make significant contributions to the success of the Company and its subsidiaries and
(b) encourage this executive to take into account the long-term interests of the Company through ownership of shares of the Company's common stock ("Stock").

         2. Exercise of Option and Provisions for Termination.

         (a) Exercise Schedule.

              Except as otherwise provided in this Agreement, this Option may be exercised during the period ending ten (10) years after the Grant Date (hereinafter the "Expiration Date"), on a cumulative basis as described below, in installments as to not more than the following percentage of the shares covered by this option during the respective installment periods set forth below:

                           Exercise Period                                            Percentage(Number) of Option
                                                                                         Shares Exercisable
                                                                                          -----------------
On and After the Grant Date and Prior to the First Exercise Date                                       None
On and After the First Exercise Date and Prior to the Second Exercise Date               25.00%     (62,500)
On and After the Second Exercise Date and Prior to the Third Exercise Date               31.25%     (78,125)
On and After the Third Exercise Date and Prior to the Fourth Exercise Date               37.50%     (93,375)
On and After the Fourth Exercise Date and Prior to the Fifth Exercise Date               43.75%     (109,375)
On and After the Fifth Exercise Date and Prior to the Sixth Exercise Date                50.00%     (125,000)
On and After the Sixth Exercise Date and Prior to the Seventh Exercise Date              56.25%     (140,625)
On and After the Seventh Exercise Date and Prior to the Eighth Exercise Date             62.50%     (156,250)
On and After the Eighth Exercise Date and Prior to the Ninth Exercise Date               68.75%     (171,875)
On and After the Ninth Exercise Date and Prior to the Tenth Exercise Date                75.00%     (187,500)
On and After the Tenth Exercise Date and Prior to the Eleventh Exercise Date             81.25%     (203,125)
On and After the Eleventh Exercise Date and Prior to the Twelfth Exercise Date           87.50%     (218,750)
On and After the Twelfth Exercise Date and Prior to the Thirteenth Exercise Date         93.75%     (234,375)
On and After the Thirteenth Exercise Date                                               100.00%     (250,000)


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              The right of exercise shall be cumulative so that if the Option is not exercised to the maximum extent permissible during any exercise period it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option. This Option may not be exercised at any time after the Expiration Date.

         (b) Exercise Procedure.

              Subject to the conditions set forth in this Agreement, this option shall be exercised by the Executive's delivery of written notice of exercise to the Company, specifying the Option Grant Date, number of shares to be purchased, and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 3. below. Such exercise shall be effective upon receipt by the Company of such written notice together with the required payment. The Executive may purchase less than the total number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for less than ten whole shares.

         (c) Continuous Employment Required.

              Except as otherwise provided in this Section 2., this option may not be exercised unless the Executive, at the time he exercises this Option, is, and has been at all times since the Grant Date of this Option, an employee of one or more of the Company or a Subsidiary. A "Subsidiary" for purposes of this Option shall be a corporation in which the Company owns directly or indirectly, stock possessing fifty (50) percent of the total combined voting power of all classes of stock. If this Option shall be assumed or a new option substituted therefor in a transaction to which Section 425(a) of the Internal Revenue Code of 1986, as amended (the "Code") applies, employment by such assuming or substituting corporation (hereinafter called the "Successor Corporation") or a Subsidiary thereof (but with the Successor Corporation substituted for the Company) shall be considered for all purposes of this Option to be employment by the Company or a Subsidiary, as the case may be.

         (d) Voluntary Termination of Employment.

              If the Executive voluntarily ceases to be employed by the Company or Subsidiary, the right to exercise this Option shall terminate three (3) months after such cessation (but in no event after the Expiration Date), provided that this Option shall then be exercisable only to the extent that the Executive was entitled to exercise this option on the date of such cessation.

         (e) Termination Upon Death or Disability.

              If the Executive dies or becomes disabled (within the meaning of Section 105(d) (4) of the Code) prior to the Expiration Date, while he is in the employ of the Company or a Subsidiary, this Option shall have the exercise rights thereto accelerated so that for each full year of service with the Company prior thereto, no less than twenty-five (25) percent of the aggregate number of options covered hereby and not yet exercisable shall thereupon become exercisable as of the termination date (not to exceed one hundred (100) percent of the aggregate number of shares); all unexercised options for shares not accelerated under the foregoing formula shall

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terminate as of the termination day. All options that are exercisable after giving effect to the foregoing will remain exercisable until one year following the date of death or disability of the Executive (but in no event after the Expiration Date) by the Employee or by the person to whom this option is transferred by will or the laws of descent and distribution. Except as otherwise indicated by the context, the term "Executive", as used in this Option, shall be deemed to include the estate of the Executive, or any person who acquires the right to exercise this Option by bequest or inheritance or otherwise by reason of death of the Executive or the Executive's legal guardian in the event of disability.

         (f) Termination for Cause.

              If the Executive, prior to the Expiration Date, ceases his employment with the Company or a Subsidiary because he is discharged for "Cause" (as defined below), the right to exercise this Option shall be terminated immediately by the Company upon such cessation of employment. "Cause" shall be defined as and be limited to, conviction of a felony or willful misconduct or gross negligence in the performance of duties which result in material harm to PictureTel, as determined by the Compensation Committee of the Company, which determination shall be conclusive.

         (g) Involuntary Termination-Without Cause.

              If prior to the Expiration Date, the employment of the Executive is terminated by the Company or Subsidiary without Cause, the right to exercise this Option shall terminate three (3) months after such cessation (but in no event after the Expiration Date), provided that this Option shall then be exercisable only to the extent that the Executive was entitled to exercise this Option on the date of such cessation.

         (h) Termination Upon Retirement.

              If, prior to the Expiration Date, the Executive, prior to the normal retirement date (as determined by the Committee), retires with the consent of the Company, as determined by the Committee, the Executive shall be entitled to exercise this Option on the same basis, terms and conditions as set forth above in clause (d).

         (i) Leave of Absence.

              If the Executive, prior to the Expiration Date, is absent from work under a leave of absence authorized under the Company's then current Human Resources Policies and he does not return to work within the period provided by the terms of such leave of absence, he shall be considered as having voluntarily terminated his employment on such date as provided under the Company's then current Human Resources Policies. However, for the purpose of calculating the Percentage of Option Shares Exercisable under Section 2(a) hereof, the period of the leave of absence shall not be credited and the Executive shall have the right to exercise only that Percentage of Option Shares Exercisable on the date the leave of absence commenced, subject to the provisions of Section 2. (i). In addition, while the Executive is on a leave of absence, he shall not be entitled to exercise this Option. Upon resuming full status as an employee, the Executive shall be entitled to exercise this Option, but with the period of leave of absence not credited under Section 2. (a), and accordingly, the installment exercise periods in Section 2. (a) shall be appropriately adjusted to give effect thereto.

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         3. Payment of Purchase Price.

         (a) Method of Payment.

              Payment of the purchase price for shares purchased upon exercise of this option shall be made by delivery to the Company of cash, certified check, money order, or bank check (as the Company may require), to the order of the Company in an amount equal to the purchase price of such shares, or by delivery to the Company of shares of Common Stock of the Company then owned by the Executive having a fair market value equal in amount to the purchase price of such shares, or by delivery of an unconditional and irrevocable undertaking by a broker to deliver to the Company sufficient funds to pay the exercise price, or by any combination of such methods of payment. No shares of Common Stock may be tendered or used in payment of the purchase price payable upon exercise of this option unless the tendered shares have been held by the Executive for at least six (6) months.

         (b) Valuation of Shares Tendered in Payment of Purchase Price.

              For the purposes hereof, the fair market value of any share of the Company's Common Stock which may be delivered to the Company in exercise of this Option shall be equal to the fair market value on the last business day preceding the date of exercise as determined in good faith by the Committee.

         (c) Delivery of Shares Tendered in Payment of Purchase Price.

              If the Executive exercises this Option by delivery of shares of Common Stock of the Company, the certificate or certificates representing the shares of Common Stock of the Company to be delivered shall be duly executed in blank by the Executive or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to the Company. Fractional shares of Common Stock of the Company will not be accepted in payment of the purchase price shares acquired upon exercise of this Option.

         4. Delivery of Shares.

              The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Executive, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action. No shares shall be issued and delivered upon exercise of any option unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.

         5. Non-transferability of Option.

              Except as provided in Section 2. (e), this Option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by

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operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this Option and such rights shall, at the election of the Company, become null and void. Notwithstanding the foregoing, a transfer for estate planning purposes may be permitted by the Committee in its discretion.

         6. No Special Employment Rights.

              Nothing contained in the Option shall be construed as a contract of employment between the Company or Subsidiary and the Executive, or as a right of the Executive to be continued in the employ of the Company or Subsidiary, or as a limitation of the right of the Company or Subsidiary to deal with the Executive, and his hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Option did not exist. However, during the period of the Executive's employment, the Executive shall render diligently and faithfully the services which are assigned from time to time by the Board of Directors of the Company or Subsidiary and shall at no time take any action which directly or indirectly would be inconsistent with the best interests of the foregoing entities.

         7. Rights as a Shareholder.

              The Executive shall have no rights as a shareholder with respect to any shares that may be purchased by exercise of this option unless and until a certificate representing such shares is duly issued and delivered to the Executive. Except as otherwise expressly provided in the Option, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         8. Adjustments in the Event of Certain Transactions.

         (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common shareholders other than normal cash dividends, the Committee will make any appropriate adjustments to (i) the maximum number of shares that may be delivered under this Option, (ii) the exercise price relating to this Option, and (iii) any other provision of this Option affected by such change.

         (b) In any event referred to in clause (a), The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of this Option.

         9. Change in Control.

         (a) Change in Control.

              As used herein, a Change in Control and related definitions shall have the meanings as set forth in Section 9. (b) below. Immediately prior to the occurrence of a Change in Control, the Option, to the extent not then exercisable, shall automatically become fully exercisable.

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         (b) Change in Control and Related Definitions.

              A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied: (i) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the company representing twenty-five (25) percent or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of not more than two consecutive years (not including any period prior to December 31, 1995), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Clause (i), (ii), or (iii) of
Section 9.(b)) whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) sixty (60) percent or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires twenty-five (25) percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

              A "Person" shall have the meaning given in Section 3 (a) (9) of the Securities Exchange Act of 1934, as modified and used in Sections 13 9D and 14 (d) thereof: however, a Person shall not include (1) the Company, or (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (3) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

              A "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

         10. Certain Corporate Transactions.

         (a) In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and / or entities acting in concert, or in the event of the complete liquidation of the Company or the sale or transfer of substantially all of the Company's assets (a "Covered Transaction"), all outstanding Options will terminate as of the effective date of the Covered Transaction, provided that at least twenty (20) days prior to the effective date of any such merger, consolidation, liquidation or sale of assets, but subject to clause (b) below, the Committee shall make all outstanding Options exercisable immediately prior to consummation of such Covered Transaction (to the extent that such Options

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are not exercisable immediately prior to the consummation of the Covered
Transaction pursuant to Section 9).

         (b) With respect to an outstanding Option held by the Executive who, following the Covered Transaction, will be employed by a corporation which is a surviving or acquiring corporation in such transaction or an affiliate of such a corporation, the Committee may, in lieu of the action of the Committee described in clause (a) above or in addition to the Option being exercisable immediately prior to consummation of the Covered Transaction pursuant to Section 9. above, arrange to have such surviving or acquiring corporation or affiliate assume the Option or grant to the Executive a replacement option which, in the judgment of the Committee, is substantially equivalent to the Option.

         11. Withholding Taxes

              The Company's obligation to deliver shares upon the exercise of this option shall be subject to the Executive 's satisfaction of all applicable federal, state and local income tax withholding requirements.

         12. Administration.

              The Option shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), all of the members of which Committee must be disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Alternately, the Board of Directors of the Company (the "Board") may serve as the Committee so long as a majority of the members of the Board are disinterested persons within the meaning of Rule 16b-3.

              The Committee shall have the authority, not inconsistent with the express provisions of the Option, to adopt, amend, rescind rules and regulations for the administration of the option, accelerate the time at which all or part of the Option may be exercised, waive any term or condition of the Option, with the consent of the Executive, cancel the Option in whole or in part and grant a new option, and interpret the Option and decide any questions and settle all controversies and disputes that may arise in connection with the Option. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Option, will be conclusive and will bind all parties. A majority of the members of the Committee will constitute a quorum, and all determinations of the Committee must be made by a majority of its members.

         13. Employment Rights.

              This Option does not confer upon the Executive any right to continued employment with the Company or any subsidiary or affect in any way the right of the Company or subsidiary to terminate an employment relationship at any time. Except as specifically provided by the Committee, the loss of existing or potential profit in this Option will not constitute an element of damages in the event of termination of an employment relationship even if the termination is in violation of an obligation of the Company to the Executive.

         14. Miscellaneous.


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         (a) The grant of this Option will not affect the Company's right to grant to the Executive options or other awards that are subject to the Company's Equity Incentive Plan or other plans or are not subject to the plans, or to issue to the Executive stock as a bonus or otherwise or adopt other plans or arrangements under which stock may be issued to the Executive.

         (b) The Committee may at any time or times amend this Option for any purpose which may at the time be permitted by law, provided that (except to the extent expressly required or permitted by this Option) no such amendment may adversely affect the rights of the Executive without the Executive's written consent.

         (c) All notices under this Option shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

         (d) This Option shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         (e) The Executive may only accept this Option by executing this Agreement and delivering the Agreement to the Company not later than 5:00 P.M. Boston time, on February 1, 2000 (the "Offer Termination Date"). Any Agreement received after the Offer Termination Date shall be null and void and the grant of this stock option shall be deemed rescinded.
Date of Grant: December 6, 1999                      PictureTel Corporation
                                                     100 Minuteman Road
                                                     Andover, MA 01810

                                                     By: _______________________

                             EXECUTIVE'S ACCEPTANCE

         The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.

                                                         EXECUTIVE

                                                Signature:_____________________

                                               Print Name:_____________________

                                                  Address:_____________________

                                                          _____________________


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